Exhibit 107

	Security Type	Security Class	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common stock, par value $0.001 per share, underlying warrants	457(c)	17,732,764 (1)	$0.68 (2)	$12,058,279.50 (2)	0.0001476	$1,779.80
Fees to be Paid	Equity	Common stock, par value $0.001 per share, underlying warrants	457(c)	5,537,313	$0.68(2)	$3,765,372.80(2)	0.0001476	555.77
Fees Previously Paid	Equity	Common stock, par value $0.001 per share, underlying warrants	457	22,518,894	0.62	13,961,695.70	0.0001476	2,060.74
				Total Offering Amounts				2,335.57
				Total Fees Previously Paid				2,060.74
				Net Fee Due				($274.83)

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2) Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s Common Stock as quoted on the OTCQB on November 1, 2024.